Exhibit 99.1

News Release
Weatherford Reports Second Quarter Results of $0.53 Per Diluted Share
66 Percent Increase Over Prior Year Second Quarter
HOUSTON, July 19, 2006 — Weatherford International Ltd. (NYSE: WFT) today reported second quarter 2006 net income of $188.6 million from continuing operations, or $0.53 per diluted share, before a non-recurring charge. Second quarter diluted earnings per share reflect an improvement of 66 percent over the second quarter of 2005 diluted earnings per share of $0.32. The non-recurring charge in the second quarter 2006 results includes severance of $1.8 million, net of tax, related to the integration of the Precision acquisition.
Second quarter revenues were $1,538.6 million, or 64 percent higher than the same period last year against a backdrop of a 14 percent increase in the rig activity.
Sequentially, the company’s second quarter diluted earnings per share from continuing operations were slightly lower than the record first quarter 2006 diluted earnings per share of $0.57, due to the seasonal downturn in the Canadian market. The second quarter performance reflected worldwide gains outside of Canada across the breadth of the company’s product and service offerings. Excluding the impact of the 42 percent Canadian seasonal decline, revenue improved $163 million, or 14 percent. The Eastern Hemisphere was the fastest growing region. Eastern Hemisphere’s revenues increased 15 percent sequentially, as compared to a less than one percent rig count increase. The United States’ revenues increased 14 percent sequentially, or nearly twice that of the regional rig count improvement. Latin American revenues increased 10 percent sequentially, as compared to a 5 percent rig count increase.
In the first six months of 2006, revenues were $3.1 billion and income from continuing operations before charges was $392.0 million, or $1.09 per diluted share. In 2005, the company reported revenues for the first six months of $1.8 billion, and income from continuing operations before charges of $181.2 million, or $0.61 per diluted share.
Evaluation, Drilling & Intervention Services
Revenues for the quarter were $965.5 million, an 88 percent increase above the prior year period and a 4 percent decline from the prior quarter. Geographically, all regions excluding Canada posted sequential revenue improvements. Middle East/North Africa led with 19 percent sequential growth. From a product line perspective, all product lines exceeded prior quarter revenue levels excluding the seasonal impact of Canada.
Operating income of $241.0 million was 97 percent higher than the same quarter in the prior year and 11 percent lower than the preceding quarter. The sequential decline was attributable to the lower contribution from Canada, which was offset in part by the improvements in the Middle East, Europe, West Africa and the United States.

Completion & Production Systems
Second quarter revenues of $573.1 million were 35 percent higher than the second quarter of 2005 and 8 percent higher than the prior quarter. Geographically, all regions, excluding Canada, posted sequential improvements of 15 percent or greater. Middle East/North Africa and Latin America led the improvements; each with a 31 percent increase. This division’s performance reflected improvements in its expandables, electrical submersible pumps, production optimization and stimulation product lines.
The current quarter’s operating income of $115.9 million improved 105 percent as compared to the same quarter in the prior year and 26 percent as compared to the first quarter of 2006.
Other, Net
During the second quarter, the company recorded a loss of $11.4 million of Other, Net, which was primarily a foreign currency book loss.
Reclassifications and Non-GAAP
Reclassifications have been made to the company’s segments due to a change in organizational structure. All prior periods have been restated to conform to the current presentation and are included for reference. In addition, Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2006 second quarter results on July 20, 2006 at 9:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 30,200 people worldwide.
# # #

Contact:	Lisa W. Rodriguez Chief Financial Officer	(713) 693-4746

	Andrew P. Becnel Vice President — Finance	(713) 693-4136
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(In 000’s, Except Per Share Amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net Revenues:
Evaluation, Drilling & Intervention Services	$965,504	$514,022	$1,971,770	$981,003
Completion & Production Systems	573,072	423,273	1,102,817	813,998

	1,538,576	937,295	3,074,587	1,795,001

Operating Income (Expense):
Evaluation, Drilling & Intervention Services	240,959	122,180	512,172	231,376
Completion & Production Systems	115,894	56,640	208,105	111,453
Research and Development	(37,361)	(23,903)	(73,804)	(44,922)
Equity in Earnings	3,293	2,822	5,927	4,123
Corporate Expenses	(21,507)	(17,330)	(43,763)	(34,219)
Exit Costs and Restructuring Charges	(2,770)	—	(2,770)	(2,737)

	298,508	140,409	605,867	265,074

Other Income (Expense):
Debt Redemption Expense of Unconsolidated Affiliate	—	—	—	(4,025)
Other, Net	(11,371)	3,432	(13,490)	5,231
Interest Expense, Net	(23,715)	(14,979)	(42,703)	(28,637)

Income from Continuing Operations Before Income Taxes	263,422	128,862	549,674	237,643
Provision for Income Taxes	(76,575)	(34,137)	(159,510)	(62,483)

Income from Continuing Operations	186,847	94,725	390,164	175,160
Income from Discontinued Operation, Net of Taxes	—	463	—	624

Net Income	$186,847	$95,188	$390,164	$175,784

Basic Earnings Per Share:
Income from Continuing Operations	$0.54	$0.34	$1.12	$0.63
Income from Discontinued Operation	0.00	0.00	0.00	0.01

Net Income	$0.54	$0.34	$1.12	$0.64

Diluted Earnings Per Share:
Income from Continuing Operations	$0.52	$0.32	$1.09	$0.59
Income from Discontinued Operation	0.00	0.00	0.00	0.00

Net Income	$0.52	$0.32	$1.09	$0.59

Weighted Average Shares Outstanding:
Basic	348,853	277,872	349,006	276,750
Diluted	358,433	307,026	358,164	305,584

Weatherford International Ltd.
Selected Income Statement Information
(In 000’s)

	Three Months
	Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Net Revenues:
Evaluation, Drilling & Intervention Services	$965,504	$1,006,266	$920,052	$627,690	$514,022	$466,981
Completion & Production Systems	573,072	529,745	541,358	449,126	423,273	390,725

	$1,538,576	$1,536,011	$1,461,410	$1,076,816	$937,295	$857,706

Operating Income (Expense):
Evaluation, Drilling & Intervention Services	$240,959	$271,213	$209,630	$143,294	$122,180	$109,196
Completion & Production Systems	115,894	92,211	89,629	67,784	56,640	54,813
Research and Development	(37,361)	(36,443)	(35,300)	(27,140)	(23,903)	(21,019)
Equity in Earnings	3,293	2,634	3,313	2,991	2,822	1,301
Corporate Expenses	(21,507)	(22,256)	(21,039)	(19,159)	(17,330)	(16,889)
Exit Costs and Restructuring Charges	(2,770)	—	(16,977)	(97,258)	—	(2,737)

	$298,508	$307,359	$229,256	$70,512	$140,409	$124,665

Supplemental Information
(In 000’s)

	Three Months
	Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Geographic Revenues:
Eastern Hemisphere	$520,186	$451,482	$478,796	$373,485	$357,920	$298,347
United States	620,335	542,803	508,517	410,725	372,247	317,720
Canada	219,418	379,631	316,985	188,787	124,459	161,265
Latin America	178,637	162,095	157,112	103,819	82,669	80,374

	$1,538,576	$1,536,011	$1,461,410	$1,076,816	$937,295	$857,706

Depreciation and Amortization:
Evaluation, Drilling & Intervention Services	$89,613	$90,112	$88,243	$58,988	$48,131	$47,854
Completion & Production Systems	22,839	22,712	21,189	20,982	20,455	20,558
Research and Development	1,867	1,896	1,744	1,431	1,168	1,142
Corporate	700	783	773	549	563	568

	$115,019	$115,503	$111,949	$81,950	$70,317	$70,122

Research and Development:
Evaluation, Drilling & Intervention Services	$23,064	$21,963	$21,612	$14,624	$11,312	$9,361
Completion & Production Systems	14,297	14,480	13,688	12,516	12,591	11,658

	$37,361	$36,443	$35,300	$27,140	$23,903	$21,019

Selected Balance Sheet Information
(In 000’s)

	June 30,	December 31,
	2006	2005
Cash	$127,375	$134,245
Accounts Receivable, Net	1,340,699	1,259,990
Inventories	1,069,865	890,121
Accounts Payable	454,367	476,363
Short-Term Borrowings and Long-Term Debt	1,820,195	1,586,837
Shareholders’ Equity	5,964,021	5,666,817

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2006 and the six months ended June 30, 2006 and 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2006		2006		2005
Operating Income:
GAAP Operating Income	$298,508		$605,867		$265,074
Exit costs and restructuring charges	2,770	(a)	2,770	(a)	2,737	(b)

Non-GAAP Operating Income	$301,278		$608,637		$267,811

Other Income (Expense), net:
GAAP Other Income (Expense), net	$(35,086)		$(56,193)		$(27,431)
Exit costs and restructuring charges	—		—		4,025	(b)

Non-GAAP Other Income (Expense), net	$(35,086)		$(56,193)		$(23,406)

Income from Continuing Operations:
GAAP Income from Continuing Operations	$186,847		$390,164		$175,160
Exit costs and restructuring charges, net of tax	1,800	(a)	1,800	(a)	6,050	(b)

Non-GAAP Income from Continuing Operations	$188,647		$391,964		$181,210

Diluted Earnings Per Share:
GAAP Diluted Earnings per Share	$0.52		$1.09		$0.59
Exit costs and restructuring charges	0.01	(a)	—	(a)	0.02	(b)

Non-GAAP Diluted Earnings per Share	$0.53		$1.09		$0.61

Note (a): This amount represents severance charges associated with the integration of the Precision acquisition. On an after tax basis, these charges approximated $1.8 million, or one cent per diluted share, during the three months ended June 30, 2006.

Note (b): These amounts represent exit and debt restructuring costs primarily related to our equity investment in Universal Compression Holdings, Inc. On an after tax basis, these costs approximated $6.1 million, or two cents per diluted share, during the six months ended June 30, 2005.